Exhibit 99.1

NEWS RELEASE

For Immediate Release

TriZetto Mourns the Passing of Board Member Tom Johnson

NEWPORT BEACH, Calif. – May 16, 2008 – The TriZetto Group, Inc. (NASDAQ: TZIX) is saddened to announce that Thomas B. Johnson, a member of its board of directors, passed away unexpectedly on Tuesday, May 13. Mr. Johnson had served as a director since March 2003 and chaired the board’s audit committee.

“There is a hole in all of our hearts with Tom’s passing and, yet, his personal and professional contributions were so great that we will continue to benefit from having known and worked with him,” said Jeff Margolis, TriZetto’s chairman and CEO. ”Throughout his time on TriZetto’s board, Tom delivered a rare combination of experience, intellect, intensity, discipline and humility. I valued his counsel greatly. He will be sorely missed, but he will also long be remembered with a smile by those of us fortunate enough to have known him.”

Mr. Johnson’s time on TriZetto’s Board was part of a long and distinguished professional career. From October 1995 until he retired in March 2001, Mr. Johnson served as an officer of CNA Financial Corporation and held such positions as group vice president of provider markets and chairman and chief executive officer of CNA Health Partners, Inc. From July 1964 to September 1995, Mr. Johnson held various positions with Deloitte & Touche, concluding with partner, management consulting. During most of his 31-year career with Deloitte & Touche, Mr. Johnson provided management and financial consulting services to healthcare industry clients. He received his B.S. in industrial engineering from Northwestern University in 1962 and his M.B.A. in accounting and finance from the University of Chicago in 1964. Mr. Johnson received his Certified Public Accountant certificate from the State of Illinois in 1965.

With TriZetto’s previously announced acquisition by Apax Partners pending, the company does not plan to fill Mr. Johnson’s board seat. Audit committee member Jerry Widman has been appointed as the new chair of the committee. Director Nancy Handel has been appointed as the third member of the audit committee.

About TriZetto

TriZetto provides premier information technology solutions that enable payers and other constituents in the healthcare supply chain to improve the coordination of benefits and care for healthcare consumers. Healthcare payers include national and regional health insurance plans, and benefits administrators that provide transaction services to self-insured employer groups. The company’s payer-focused information technology offerings include enterprise and component software, hosting and business process outsourcing services, and consulting. Headquartered in Newport Beach, Calif., TriZetto can be reached at 949-719-2200 or at www.trizetto.com.

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Contacts:	Investors:	Media:
	Brad Samson	Melissa Bruno
	949-719-2220	(781) 684-6652
	brad.samson@trizetto.com	MBruno@schwartz-pr.com